Exhibit 10.20

****** indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the U.S. Securities and Exchange Commission

PER OCCURRENCE EXCESS OF LOSS REINSURANCE CONTRACT

EFFECTIVE: JUNE 1, 2012

ISSUED TO

HOMEOWNERS CHOICE PROPERTY & CASUALTY INSURANCE COMPANY

TAMPA, FLORIDA

Including any and all companies that are or may hereafter become affiliated therewith

PER OCCURRENCE EXCESS OF LOSS REINSURANCE CONTRACT

TABLE OF CONTENTS

ARTICLE 1
BUSINESS COVERED	4
ARTICLE 2
TERM	5
ARTICLE 3
SPECIAL TERMINATION	5
ARTICLE 4
TERRITORY	6
ARTICLE 5
EXCLUSIONS	6
ARTICLE 6
RETENTION AND LIMIT	8
ARTICLE 7
REINSURANCE PREMIUM	10
ARTICLE 8
DEFINITIONS	10
ARTICLE 9
PROFIT COMMISSION	14
ARTICLE 10
ADVANCES	14
ARTICLE 11
COMMUTATION	14
ARTICLE 12
WARRANTY	16
ARTICLE 13
ACCESS TO RECORDS	16
ARTICLE 14
ARBITRATION	16
ARTICLE 15
CONFIDENTIALITY	17
ARTICLE 16
CURRENCY	19

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DOC: May 25, 2012

ARTICLE 17
ENTIRE AGREEMENT	19
ARTICLE 18
ERROR AND OMISSIONS	19
ARTICLE 19
FEDERAL EXCISE TAX	19
ARTICLE 20
GOVERNING LAW	20
ARTICLE 21
INSOLVENCY	20
ARTICLE 22
LATE PAYMENTS	21
ARTICLE 23
LIABILITY OF THE REINSURER	23
ARTICLE 24
LOSS NOTICES AND SETTLEMENTS	23
ARTICLE 25
NO ASSIGNMENT	24
ARTICLE 26
NON-WAIVER	24
ARTICLE 27
NOTICES AND AGREEMENT EXECUTION	24
ARTICLE 28
OFFSET	25
ARTICLE 29
OTHER REINSURANCE	25
ARTICLE 30
SALVAGE AND SUBROGATION	25
ARTICLE 31
SERVICE OF SUIT	26
ARTICLE 32
SEVERABILITY	27
ARTICLE 33
TAXES	27
ARTICLE 34
THIRD PARTY RIGHTS	27
ARTICLE 35
INTERMEDIARY	27

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DOC: May 25, 2012

PER OCCURRENCE EXCESS OF LOSS REINSURANCE CONTRACT

(hereinafter called the “Contract”)

EFFECTIVE: JUNE 1, 2012

issued to

HOMEOWNERS CHOICE PROPERTY & CASUALTY INSURANCE COMPANY

Including any and/or all companies that are or may hereafter become affiliated therewith

(hereinafter called the “Reinsured”)

by

THE SUBSCRIBING REINSURER(S) SPECIFIED IN THE INTERESTS AND LIABLITIES AGREEMENT

ATTACHED TO THIS CONTRACT

(hereinafter called, with other participants, the “Reinsurers”)

ARTICLE 1

BUSINESS COVERED

This Contract is to indemnify the Reinsured in respect of the liability that may accrue to the Reinsured as a result of loss or losses under Policies classified by the Reinsured as Property, in force at the effective date of this Contract, or issued or renewed during the Term of this Contract, by or on behalf of the Reinsured, subject to the terms, conditions and limitations set forth herein.

“Policy” is further clarified to mean only that portion of a policy or contract of insurance that insures real or personal property located in the State of Florida to the extent such policy insures a Residential Structure, as defined in the Definitions Article herein, or the contents of a Residential Structure, located in the State of Florida. In addition, Policy as used herein shall only include, to the extent applicable, the first-party property section of a Policy pertaining strictly to the structure, its contents, appurtenant structures, and/or Additional Living Expense. Additional Living Expense losses covered by the Reinsurer are not to exceed 40% of the insured value of a Residential Structure or its contents based on the coverage provided in the Policy. Fair rental value, loss of rents, or business interruption losses are not covered by the Reinsurer.

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ARTICLE 2

TERM

1.	This Contract shall become effective at 12:00:01 a.m., Eastern Time, June 1, 2012, with respect to losses arising out of Loss Occurrences which commence at or after that time and date, and shall remain in force until 11:59:59 p.m., Eastern Time, May 31, 2015, unless earlier terminated in accordance with the provisions of the Special Termination Article herein.

2.	Pursuant to the terms of this Contract, the Reinsurer shall not be liable for Loss Occurrences which commence either prior to the effective time and date of this Contract or after the effective time and date of expiration or termination. In the event a Loss Occurrence covered hereunder is in progress at the end of any Contract Year, the Reinsurer’s liability hereunder shall, subject to the other terms and conditions of this Contract, be determined as if the entire Loss Occurrence had occurred prior to the end of such Contract Year, provided that no part of such Loss Occurrence is claimed in the subsequent Contract Year or against any renewal or replacement of this Contract.

ARTICLE 3

SPECIAL TERMINATION

1.	The Reinsurer may terminate this Contract at the end of any Contract Year by giving the Reinsured written notice, in the event the Reinsured has become insolvent or has been placed into liquidation, receivership, supervision, administration, winding-up or under a scheme of arrangement or similar proceedings (whether voluntary or involuntary), or proceedings have been instituted against the Reinsured for the appointment of a receiver, liquidator, rehabilitator, supervisor, administrator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations.

2.	Notwithstanding the provisions above, the Reinsured and Reinsurer may terminate this Contract upon the written agreement of both parties.

3.	In the event this Contract is terminated in accordance with the provisions above, the Reinsurer shall have no liability for losses arising out of Loss Occurrences commencing after the effective date of termination.

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ARTICLE 4

TERRITORY

The territorial limits of this Contract shall be identical with those of the Reinsured’s Policies issued in the State of Florida.

ARTICLE 5

EXCLUSIONS

This Contract does not apply to and specifically excludes the following:

1.	Any losses not defined as being within the scope of a Policy as used herein.

2.	Any losses which do not arise from a Covered Event.

3.	Any policy which excludes wind or hurricane coverage.

4.	Any Excess Policy or Deductible Buy-Back Policy, as defined in the Definitions Article herein, that requires individual ratemaking.

5.	Any policy for Residential Structures, as defined in the Definitions Article herein, that provides a layer of coverage underneath an Excess Policy issued by a different insurer.

6.	Any liability of the Reinsured attributable to losses for fair rental value, loss of rent or rental income, or business interruption.

7.	Any collateral protection policy that does not meet the definition of Policy as used herein.

8.	Any reinsurance assumed by the Reinsured, unless by prior mutual agreement.

9.	Any exposure for hotels, motels, timeshares, shelters, camps, retreats, and any other rental property used solely for commercial purposes.

10.	Any exposure for homeowner associations if no habitational structures are insured under the Policy.

11.	Any exposure for homes and condominium structures or units that are non-owner occupied and rented for six or more rental periods by different parties during the course of a 12-month period.

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12.	Commercial healthcare facilities and nursing homes; however, a nursing home which is an integral part of a retirement community consisting primarily of habitational structures that are not nursing homes will not be subject to this exclusion.

13.	Any exposure under commercial Policies covering only appurtenant structures or structures that do not function as a habitational structure (e.g., a Policy covering only the pool of an apartment complex).

14.	Personal contents in a commercial storage facility (including jewelry in an off-premises vault) covered under a Policy that covers only those personal contents.

15.	Policies covering only Additional Living Expense.

16.	Any exposure for barns or barns with apartments.

17.	Any exposure for builders risk coverage or new Residential Structures still under construction.

18.	Any exposure for recreational vehicles, golf carts, or boats (including boat related equipment) requiring licensing and written on a separate Policy or endorsement.

19.	Any liability of the Reinsured for Extra Contractual Obligations or Loss in Excess of Policy Limits.

20.	Any losses paid in excess of a Policy’s hurricane limit in force at the time of each Covered Event, including individual coverage limits (i.e., building, appurtenant structures, contents, and Additional Living Expense). This exclusion includes overpayments of a specific individual coverage limit even if total payments under the Policy are within the aggregate policy limit.

21.	Any losses paid under a Policy for Additional Living Expense, written as a time element coverage, in excess of the Additional Living Expense exposure reported for that Policy under the data call for the applicable Contract Year (unless policy limits have changes after June 30 of the Contract Year).

22.	Any losses for which the Reinsured’s claim files do not adequately support.

23.	Any exposure for, or losses attributable to, loss assessment coverage.

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24.	Any liability assumed by the Reinsured from Pools, Associations, and Syndicates, with the exception of Policies assumed from Citizens under the terms and conditions of an executed assumption agreement between the Reinsured and Citizens.

25.	All liability of the Reinsured arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. Insolvency Fund includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Reinsured of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which have been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

26.	Any liability of the Reinsured for loss or damage caused by or resulting from nuclear reaction, nuclear radiation, or radioactive contamination from any cause, whether direct or indirect, proximate or remote, and regardless of any other cause of event contributing concurrently or in any other sequence to the loss.

27.	Coverage for water damage which is generally excluded under property insurance contracts and has been defined to mean flood, surface water, waves, tidal wave, overflow of a body of water, storm surge, or spray from any of these, whether or not driven by wind.

28.	Specialized Fine Arts Risks.

ARTICLE 6

RETENTION AND LIMIT

1.	As respects business subject to this Contract, the Reinsured shall retain and be liable for the first combined amount of Ultimate Net Loss and Loss Adjustment Expense Reimbursement as defined in the Definitions Article, equal to the applicable Reinsured’s Retention as defined in paragraph (4) of this Article, arising out of each Loss Occurrence.

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The Reinsurer shall then be liable for:

2.	The combined amount by which such Ultimate Net Loss and Loss Adjustment Expense Reimbursement exceeds the applicable Reinsured’s Retention, but the liability of the Reinsurer shall not exceed the amount of the Reinsurer’s Per Occurrence Limit, as defined in paragraph (3) of this Article, as respects any one Loss Occurrence, nor shall it exceed the amount of Reinsurer’s Contract Year Limit, as defined in paragraph (3) of this Article, as respects all loss or losses arising out of Loss Occurrences commencing during any one Contract Year, nor shall it exceed the amount of Reinsurer’s Contract Limit, as defined in paragraph (3) of this Article, as respects all loss or losses arising out of Loss Occurrences commencing during the Term of this Contract;

3.	Per the provisions of paragraph (2) above, the reinsurance limits are as follows:

a.	“Reinsurer’s Per Occurrence Limit” shall be equal to $20,000,000.

b.	“Reinsurer’s Contract Year Limit” shall be equal to $40,000,000.

c.	“Reinsurer’s Contract Limit” shall be equal to $80,000,000.

4.	“Reinsured’s Retention,” as respects all loss or losses arising out of Loss Occurrences commencing during any one Contract Year, shall equal the greater of the following:

i.	$7,500,000; or

ii.	15% of the Reinsured’s Policyholders’ Surplus as of December 31 of the calendar year preceding the beginning of the then current Contract Year.

5.	Notwithstanding the provisions above, no claim shall be made under the terms and conditions of this Contract in any one Loss Occurrence unless at least two risks insured or reinsured by the Reinsured are involved in such Loss Occurrence. For purposes hereof, the Reinsured shall be the sole judge of what constitutes “one risk.”

6.	Recovery amounts shall not be reduced by reinsurance paid or payable to the Reinsured from other sources.

7.	Once the Reinsurer’s Contract Limit has been exhausted, the Reinsured will not be entitled to further recovery, however the Reinsured will remain liable for any unpaid and remaining premium due the Reinsurer.

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ARTICLE 7

REINSURANCE PREMIUM

1.	The Reinsured shall pay the Reinsurer a deposit premium of $********* payable in three equal installments of $********* on July 1, 2012, July 1, 2013 and July 1, 2014.

2.	In the event of termination in accordance with the provisions of the Special Termination Article, and notwithstanding any other provision in this Contract, reinsurance premium shall be deemed earned in accordance with the deposit schedule defined in paragraph (1) of this Article, or in proportion to the exhaustion of the Reinsurer’s Contract Limit, whichever is greater.

ARTICLE 8

DEFINITIONS

DEDUCTIBLE BUY-BACK POLICY

“Deductible Buy-Back Policy” shall mean a specific Policy that provides coverage to a policyholder for some portion of the policyholder’s deductible under a Policy issued by another insurer.

EXCESS POLICY

“Excess Policy”, for the purposes of this Contract, shall mean a Policy that provides insurance protection for large commercial property risks that provides a layer of coverage above a primary layer (which is insured by a different insurer) that acts much the same as a very large deductible.

RESIDENTIAL STRUCTURES

“Residential Structures” are used herein shall be defined as dwelling units, including the primary structure and appurtenant structures insured under the same Policy and any other structures covered under endorsements associated with a Policy covering a residential structure. Covered Residential Structures do not include any structures listed under the Exclusions Article herein or structures used solely for non-residential purposes.

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COVERED EVENT

“Covered Event” shall mean any one storm declared to be a hurricane by the National Hurricane Center, including any storm that is declared to be a hurricane and is subsequently downgraded while in the State of Florida, which causes insured losses in Florida, regardless of whether the storm makes landfall as a hurricane. Furthermore, any storm, including a tropical storm, which does not become a hurricane, is not considered a Covered Event.

LOSS OCCURRENCE

“Loss Occurrence” shall mean the sum of all individual losses incurred under Policies directly resulting from any one disaster, accident or loss or series of disasters, accidents or losses occurring during any period of 96 consecutive hours arising out of the same Covered Event. The Reinsured may choose the time and date when any such period of consecutive hours commences provided that it is not earlier than the time and date of the occurrence of the first recorded individual loss sustained by the Reinsured arising out of that Covered Event provided that only one such period of 96 consecutive hours shall apply with respect to one Covered Event, regardless of the duration of the event.

ULTIMATE NET LOSS

“Ultimate Net Loss” as used herein shall be defined as the sum or sums (excluding Loss in Excess of Policy Limits, Extra Contractual Obligations and Loss Adjustment Expense, as hereinafter defined) paid or payable by the Reinsured in settlement of claims arising from Covered Events and in satisfaction of judgments rendered on account of such claims, after deduction of all salvage, all recoveries and all claims on inuring insurance or reinsurance, whether collectible or not. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Reinsured’s Ultimate Net Loss has been ascertained.

LOSS ADJUSTMENT EXPENSE REIMBURSEMENT

“Loss Adjustment Expense Reimbursement” are used herein shall mean 5% of the amount of claim and loss paid by the Reinsurer under the terms and conditions of this Contract. Loss Adjustment Expense Reimbursement will be calculated by the Reinsured and submitted to the Reinsurer with any and all requests for claim and loss payment under the terms and conditions of this Contract.

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LOSS ADJUSTMENT EXPENSE

“Loss Adjustment Expense” as used herein shall be defined as expenses assignable to the investigation, appraisal, adjustment, settlement, litigation, defense and/or appeal of specific claims, regardless of how such expenses are classified for statutory reporting purposes. Loss Adjustment Expense shall include, but not be limited to:

1.	Court costs;

2.	Costs of supersedeas and appeal bonds;

3.	Monitoring counsel expenses;

4.	Legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, including but not limited to declaratory judgment actions (deemed to have been incurred by the Reinsured on the date of the actual or alleged loss giving rise to the action);

5.	Post-judgment interest;

6.	Pre-judgment interest, unless included as part of an award or judgment;

7.	Expenses and a pro rata share of salaries of Reinsured field employees, calculated in accordance with the time occupied in adjusting such loss, and expenses of other Reinsured employees who have been temporarily diverted from their normal and customary duties and assigned to the field adjustment of losses covered by this Contract;

8.	Subrogation, salvage and recovery expenses;

9.	Advertising or other extraordinary communication expenses incurred as a result of a covered Loss Occurrence.

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LOSS IN EXCESS OF POLICY LIMITS & EXTRA CONTRACTUAL OBLIGATIONS

“Loss in Excess of Policy Limits” and “Extra Contractual Obligations” as used herein shall be defined as follows:

1.	“Loss in Excess of Policy Limits” shall mean any amount paid or payable by the Reinsured in excess of its Policy limits, but otherwise within the terms of its Policy, such loss in excess of the Reinsured’s Policy limits having been incurred because of, but not limited to, failure by the Reinsured to settle within the Policy limits or by reason of the Reinsured’s alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action.

2.	“Extra Contractual Obligations” shall mean any punitive, exemplary, compensatory or consequential damages paid or payable by the Reinsured, not covered by any other provision of this Contract and which arise from the handling of any claim on business subject to this Contract, such liabilities arising because of, but not limited to , failure by the Reinsured to settle within the Policy limits or by reason of the Reinsured’s alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action. An Extra Contractual Obligation shall be deemed, in all circumstances, to have occurred on the same date as the loss covered or alleged to be covered under the Policy.

CONTRACT YEAR

“Contract Year” as used herein shall be defined as the period from 12:00:01 a.m., Eastern Time, June 1, 2012, through 11:59:59 p.m., Eastern Time, May 31, 2013, and each subsequent 12-month period thereafter that this Contract continues in force. However, if this Contract is terminated, the final Contract Year shall be from the beginning of the then current Contract Year to the effective time and date of termination.

TERM OF THIS CONTRACT

“Term of this Contract” as used herein shall be defined as the period from 12:00:01 a.m., Eastern Time, June 1, 2012, through 11:59:59 p.m., Eastern Time, May 31, 2015. However, if this Contract is terminated, Term of this Contract as used herein shall mean the period from 12:00:01 a.m., Eastern Time, June 1, 2012 to the effective time and date of termination.

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ARTICLE 9

PROFIT COMMISSION

1.	The Reinsurer shall pay the Reinsured a Profit Commission, if any, during the Term of this Contract based on the combined premiums and losses of this Contract as computed as follows:

a.	100% of Deposit Premium paid, less

b.	The amount of Ultimate Net Loss ceded to this Contract in accordance with the Retention and Limit Article, less

c.	Loss Adjustment Expense Reimbursement, less

d.	$24,000,000.

2.	If the above computation yields a positive amount, such commission payment will be due within 30 days after all losses, if any, are paid or commuted. In any case, the Profit Commission shall only be payable upon the release of the Reinsurer by the Reinsured and the Reinsured hold harmless of the Reinsurer, from any further loss or liability whatsoever under the terms and conditions of this Contract

ARTICLE 10

ADVANCES

At the written request of the Reinsured, the Reinsurer may make advance payments to the Reinsured which allow the Reinsured to continue to pay claims in a timely manner. Advances will be made based on the Reinsured’s paid and reported outstanding losses (excluding all incurred but not reported losses) as reported per the provisions of the Loss Notices and Settlements Article, and shall include Loss Adjustment Expense Reimbursement.

ARTICLE 11

COMMUTATION

1.	Within 90 days of the effective date of expiration or termination of the Contract, outstanding losses, if any, will be commuted.

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2.	The present value of outstanding claims and losses will be determined as follows:

a.	If the Reinsured exceeds, or expects to exceed, the applicable Reinsured’s Retention, the Reinsured and the Reinsurer or their respective representatives shall attempt, by mutual agreement, to agree upon the present value of all outstanding claims and losses, both reported and incurred but not reported, resulting from Loss Occurrences during each Contract Year. Payment by the Reinsurer of its portion of any amount or amounts so mutually agreed and certified by the Reinsured’s certifying actuary shall constitute a complete and final release of the Reinsurer in respect of all claims and losses, both reported and unreported, under this Contract.

b.	If agreement on present value cannot be reached within 90 days of the Reinsurer’s receipt of the final loss notice and supporting documentation, the Reinsured and the Reinsurer may mutually appoint an actuary, adjuster, or appraiser to investigate and determine such claims or losses. If both parties then agree, the Reinsurer shall pay its portion of the amount so determined to be the present value of such claims or losses.

c.	If the parties fail to agree, then any difference shall be settled by a panel of three actuaries, one to be chosen by each party and the third by the two so chosen. If either party does not appoint an actuary within 30 days, the other party may appoint two actuaries. If the two actuaries fail to agree on the selection of an independent third actuary within 30 days of their appointment, each of them shall name two, of whom the other shall decline one and the decision shall be made by drawing lots. All the actuaries shall be regularly engaged in the valuation of property claims and losses and shall be members of the Casualty Actuarial Society and of the American Academy of Actuaries. None of the actuaries shall be under the control of either party to this Contract. Each party shall submit its case to its actuary within 30 days of the appointment of the third actuary. The decision in writing of any two actuaries, when filed with the parties hereto, shall be final and binding on both parties.

d.	The reasonable and customary expense of the actuaries and of the commutation (as a result of subparagraphs (b) and (c) above) shall be equally divided between the two parties. Said commutation shall take place in Tampa, Florida, unless some other place is mutually agreed upon by the Reinsured and the Reinsurer.

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ARTICLE 12

WARRANTY

It is warranted that Claddaugh Casualty Insurance Co., Ltd. will assume a 50% participation on this Contract. It is furthermore warranted that such line will be retained net and unreinsured by Claddaugh Casualty Insurance Co., Ltd.

ARTICLE 13

ACCESS TO RECORDS

The Reinsurer or its designated representatives shall have access to the books and records of the Reinsured on matters relating to this reinsurance at all reasonable times, and at the location where such books and records are maintained in the ordinary course of business, for the purpose of obtaining and making copies of information concerning this Contract or the subject matter thereof. Notification of a request for inspection of records shall be sent to the Reinsured by the Reinsurer in written form. The Reinsurer’s right of audit and inspection shall continue as long as either party has a claim against the other arising out of this Contract.

ARTICLE 14

ARBITRATION

1.	As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Reinsured, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Underwriters at Lloyd’s. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, the two Arbiters shall request the American Arbitration Association to appoint the Umpire. If the American Arbitration Association fails to appoint the Umpire within 30 days after it has been requested to do so, either party may request a justice of a court of general jurisdiction of the state in which the arbitration is to be held to appoint the Umpire.

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2.	Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

3.	If more than one reinsurer is involved in the same dispute, all such reinsurers shall, at the option of the Reinsured, constitute and act as one party for purposes of this Article and communications shall be made by the Reinsured to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

4.	Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

5.	Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Contract. Notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the State of Florida.

ARTICLE 15

CONFIDENTIALITY

1.	The Reinsurer hereby acknowledges that the terms and conditions of this Contract, any materials provided in the course of audit or inspection and any documents, information and data provided to it by the Reinsured, whether directly or through an authorized agent, in connection with the placement and execution of this Contract (hereinafter referred to as “Confidential Information”) are proprietary and confidential to the Reinsured. Confidential Information shall not include documents, information or data that the Reinsurer can show:

a.	Are publicly available or have become publicly available through no unauthorized act of the Reinsurer;

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b.	Have been rightfully received from a third person without obligation of confidentiality; or

c.	Were known by the Reinsurer prior to the placement of this Contract without an obligation of confidentiality.

2.	Absent the written consent of the Reinsured, the Reinsurer shall not disclose any Confidential Information to any third parties, including any affiliated companies (except to the extent necessary to enable affiliated companies or third parties engaged by the Reinsurer to perform services related to this Contract on behalf of the Reinsurer), except:

a.	When required by retrocessionaires subject to the business ceded to this Contract;

b.	When required by regulators performing an audit of the Reinsurer’s records and/or financial condition;

c.	When required by external auditors performing an audit of the Reinsurer’s records in the normal course of business;

d.	When required by attorneys in connection with an actual or potential dispute hereunder; or

e.	When required for the Reinsurer’s internal operations directly related to carrying out the terms and conditions of this Contract.

Further, the Reinsurer agrees not to use any Confidential Information for any purpose not related to the performance of its obligations or enforcement of its rights under this Contract.

3.	Notwithstanding the above, in the event that the Reinsurer is required by court order, other legal process or any regulatory authority to release or disclose any or all of the Confidential Information, the Reinsurer agrees to provide the Reinsured with written notice of same at least 10 days prior to such release or disclosure and to use its best efforts to assist the Reinsured in maintaining the confidentiality provided for in this Article.

4.	The provisions of this Article shall extend to the officers, directors, shareholders and employees of the Reinsurer and its affiliates, and shall be binding upon their successors and assigns.

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ARTICLE 16

CURRENCY

1.	Whenever the word “Dollars” or the “$” sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

2.	Amounts paid or received by the Reinsured in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Reinsured.

ARTICLE 17

ENTIRE AGREEMENT

This Contract and any related trust agreement, Letter of Credit and/or special acceptance, shall constitute the entire agreement between the parties hereto with respect to the business being reinsured hereunder, and there are no understandings between the parties hereto other than as expressed in this Contract. Any change or modification to this Contract shall be null and void unless made by written amendment to this Contract and signed by a duly authorized officer of each of the parties hereto.

ARTICLE 18

ERROR AND OMISSIONS

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

ARTICLE 19

FEDERAL EXCISE TAX

1.	The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

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2.	In the event of any return of premium becoming due hereunder, the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Reinsured or its agent should take steps to recover the tax from the United States Government.

ARTICLE 20

GOVERNING LAW

This Contract shall be governed by and construed in accordance with the laws of the State of Florida.

ARTICLE 21

INSOLVENCY

1.	If more than one reinsured company is included within the definition of “Reinsured” hereunder, this Article shall apply individually to each such company.

2.	In the event of the insolvency of one or more of the Reinsured’s companies, this reinsurance shall be payable directly to the Reinsured or to its liquidator, receiver, conservator or statutory successor, with reasonable provision for verification, on the basis of the liability of the Reinsured or on the basis of claims files and allowed in the liquidation proceeding, whichever may be required by applicable stature, without diminution because of the insolvency of the Reinsured or because the liquidator, receiver, conservator or statutory successor of the Reinsured has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Reinsured shall give written notice to the Reinsurer of the pendency of a claim against the Reinsured indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Reinsured or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Reinsured as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Reinsured solely as a result of the defense undertaken by the Reinsurer.

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3.	Where two or more Reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Reinsured.

4.	It is further understood and agreed that, in the event of the insolvency of one or more of the Reinsured’s companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the Reinsured or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee or other party as more specifically limited by any statute or regulation applicable hereto, of such reinsurance in the event of the insolvency of the Reinsured or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such Policy obligations of the Reinsured as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Reinsured to such payees. However, the exceptions provided in (1) and (2) above shall apply only to the extent that applicable statutes or regulations specifically permit such exceptions.

ARTICLE 22

LATE PAYMENTS

1.	The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.

2.	In the event any premium, loss or other payment due either party is not received by the payment due date, the party to whom payment is due may require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

a.	The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

b.	0.016%; times

c.	The amount past due, including accrued interest.

It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the party to whom payment is due.

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3.	If the interest rate provided under this Article exceeds the maximum interest rate allowed by any applicable law or is held unenforceable by an arbitrator or a court of competent jurisdiction, such interest rate shall be modified to the highest rate permitted by the applicable law, and all remaining provisions of this Article and Contract shall remain in full force and effect without being impaired or invalidated in any way.

4.	The establishment of the due date shall, for purposes of this Article, be determined as follows:

a.	As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days after the date of transmittal of the initial billing for each such payment.

b.	Any claim or loss payment due the Reinsured hereunder shall be deemed due 30 days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the 30 days, interest will accrue on the payment amount overdue in accordance with paragraphs (2) and (3) above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

c.	As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs (a) and (b) of this paragraph, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days following transmittal of written notification that the provisions of this Article have been invoked.

5.	Nothing herein shall be construed as limiting or prohibiting a Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

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6.	Interest penalties arising out of the application of this Article that are $1,000 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.

ARTICLE 23

LIABILITY OF THE REINSURER

1.	The liability of the Reinsurer shall follow that of the Reinsured in every case and be subject in all respects to all the general and specific stipulations, clauses, waivers, interpretations and modifications of the Reinsured’s Policies and any endorsements thereon. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract.

2.	Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.

ARTICLE 24

LOSS NOTICES AND SETTLEMENTS

1.	Whenever losses sustained by the Reinsured appear likely to result in a claim hereunder, the Reinsured shall notify the Reinsurer, and the Reinsurer shall have the right to participate in the adjustment of such losses at its own expense. Inadvertent omission in dispatching the aforementioned notices will in no way affect the obligation of the Reinsurer under this Contract, provided the Reinsured informs the Reinsurer of such omission promptly upon discovery.

2.	All loss settlements made by the Reinsured, provided they are within the terms of this Contract, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable upon receipt of reasonable evidence of the amount paid (or scheduled to be paid within 14 days) by the Reinsured. Notwithstanding the foregoing, and subject to the provisions set forth under paragraph (2) of the Exclusions Article, should any judicial, regulatory, or legislative entity having legal jurisdiction require that the Reinsured be liable for any amounts that are otherwise outside the terms of the Reinsured’s original Policies, the Reinsurer agrees that such amounts shall be subject always to the terms and conditions of this Contract.

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ARTICLE 25

NO ASSIGNMENT

Neither party shall assign its rights or obligations hereunder to any other entity, whether or not an affiliate, without the express written consent of the other party, and any purported assignment in violation of this provision shall be deemed to not have occurred for the purposes of this Contract.

ARTICLE 26

NON-WAIVER

The failure of the Reinsured or the Reinsurer to insist on compliance with this Contract or to exercise any right or remedy hereunder shall not constitute a waiver of any rights or remedies contained herein nor prevent either party from thereafter demanding full and complete compliance nor prevent either party from exercising such rights or remedies in the future.

ARTICLE 27

NOTICES AND AGREEMENT EXECUTION

1.	Whenever a notice, statement, report or any other written communication is required by this Contract, unless otherwise specified, such notice, statement, report or other written communication may be transmitted by certified or registered mail, nationally or internationally recognized express delivery service, personal delivery, electronic mail, or facsimile. With the exception of notices of termination, first class mail is also acceptable.

2.	The use of any of the following shall constitute a valid execution of this Contract or any amendments thereto:

a.	Paper documents with an original ink signature;

b.	Facsimile or electronic copies of paper documents showing an original ink signature; and/or

c.	Electronic records with an electronic signature made via an electronic agent. For the purposes of this Contract, the terms “electronic record”, “electronic signature” and “electronic agent” shall have the meanings set forth in the Electronic Signatures in Global and National Commerce Act of 2000 or any amendments thereto.

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3.	This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

ARTICLE 28

OFFSET

The Reinsured and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract, including any balance or amounts due under a previous Contract Year for the current Contract Year. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.

In the event of insolvency, any unpaid premium due the Reinsurer can be offset against loss recoveries.

ARTICLE 29

OTHER REINSURANCE

The Reinsured shall be permitted to carry other reinsurance, recoveries under which shall inure solely to the benefit of the Reinsured and be entirely disregarded in applying all of the provisions of this Contract.

ARTICLE 30

SALVAGE AND SUBROGATION

The Reinsurer shall be credited with salvage (i.e., reimbursement obtained or recovery made by the Reinsured, less the actual cost, excluding salaries of officials and employees of the Reinsured and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Reinsured for its primary loss. The Reinsured hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights if, in the Reinsured’s opinion, it is economically reasonable to do so.

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ARTICLE 31

SERVICE OF SUIT

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities.)

1.	This Article will not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Arbitration Article. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Arbitration Article for resolving disputes arising out of this Contract.

2.	In the event the Reinsurer fails to pay any amount claimed to be due hereunder or fails to otherwise perform its obligations hereunder, the Reinsurer, at the request of the Reinsured, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Reinsurer, once the appropriate court is accepted by the Reinsurer or is determined by removal, transfer or otherwise, as provided for above, will comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against any of the Reinsurers upon this Contract, will abide by the final decision of such court or of any Appellate Court in the event of an appeal.

3.	Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Reinsured or any beneficiary hereunder arising out of this Contract.

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ARTICLE 32

SEVERABILITY

If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

ARTICLE 33

TAXES

In consideration of the terms under which this Contract is issued, the Reinsured will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America of the District of Columbia.

ARTICLE 34

THIRD PARTY RIGHTS

This Contract is solely between the Reinsured and the Reinsurer, and in no instance shall any other party have any rights under this Contract except as expressly provided otherwise in the Insolvency Article.

ARTICLE 35

INTERMEDIARY

Advocate Reinsurance Partners, LLC, is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, reports and statements) relating to this Contract will be transmitted to the Reinsured or the Reinsurer through Advocate Reinsurance Partners, LLC, 2501 North Harwood Street, Suite 1250, Dallas, Texas 75201. All payments (including but not limited to premium, return premium, commissions, taxes, losses, Loss Adjustment Expense Reimbursement, salvages and loss settlements) under this Contract shall be made directly between the Reinsured and the Reinsurer.

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DOC: May 25, 2012